Exhibit 10.17

Executive Director Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of November 14, 2023, by and between Nicolas Link (the “Director”) and Quality Industrial Corp., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the non-independent Director as Executive Chairman of the Board of Directors (the “Board”) on the terms and conditions set forth herein; and

WHEREAS, the Director desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Director’s initial term of employment hereunder shall be from the period beginning on on the first trading day on a National Exchange (the “Effective Date”) through June 30, 2024, following the Company’s fiscal year, (the “Initial Term”). The compensation outline in Section 4 of this Agreement will accrue from the Effective Date of this Agreement. Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Director is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Director shall serve as the Executive Chairman of the Board of Directors of the Company, reporting to the Board of Directors. In such position, the Director shall have such duties, authority, and responsibilities as are consistent with the Director’s position.

2.2 Duties. The Director is a non-independent Director and Executive Chairman of the Board of Directors and will be deemed an employee of the Company for any purpose by virtue of this Agreement. During the Employment Term, the Director shall devote his business time and attention to the performance of the Director’s duties under the Company’s articles of incorporation and bylaws, as both may be amended from time to time ( the “Charter Documents”) and under the Nevada Revised Statutes, the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange or quotation system on which the Company’s securities may be traded from time to time. The Director will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly, without the prior written consent of the Board.

3. Place of Performance. The principal place of the Director’s employment shall be the current place of residence of the Director located in Dubai, U.A.E.; provided that, the Director may be required to travel from time to time on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Director an annual rate of base salary of US$420,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Director’s base salary shall be reviewed at least annually by the Board and the Board may increase but not decrease the Director’s base salary during the Employment Term. The Director’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2. Uplist Bonus. The Director is entitled to receive an uplist bonus in cash, once the Company uplists to a National Exchange. The bonus will be equivalent to the accrued base salary from July 1, 2023, until the effective date. For example, if the Company should uplist on January 1, 2024 (the “Effective date”), the director is entitled to a bonus of 6 months of base salary.

4.3 Annual Bonus.

4.3.1 For each complete fiscal year of the Employment Term, the Director shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Director’s annual target bonus opportunity shall be equal to 100% of Base Salary and Stock Options of 1% of outstanding shares (the “Target Bonus”), based on the achievement of Company performance goals established by the Compensation Committee of the Board (the “Compensation Committee”); provided that the maximum Annual Bonus that may be paid to the Director is 100% of Base Salary. The Annual Bonus for the 2023 fiscal year shall be pro-rated based on the number of days employed during the fiscal year for the first time following the Effective Date.

4.3.2 The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.

4.3.3 Except as otherwise provided in this Agreement in order to be eligible to receive an Annual Bonus, the Director must be employed by the Company on the date that Annual Bonuses are paid.

4.4 Equity Awards. With respect to each calendar year of the Company ending during the Employment Term, the Director shall be eligible to receive an annual long-term incentive award equal to at least 1% of the total outstanding shares for each year, vesting over a 12-month period. All terms and conditions applicable to each such award shall be determined by the Compensation Committee.

4.5 Milestone Equity Awards. The Director will receive certain equity awards based on the achievement of certain milestones set by the board of directors. Each award will be granted in common stock or options with a cashless exercise provision at the discretion of the Director.

4.6 Fringe Benefits and Perquisites. During the Employment Term, the Director shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated Directors of the Company. This includes a corporate car, cellular telephone, health and disability insurance benefits and 401K as it is made available to other employees.

4.7 Employee Benefits. During the Employment Term, the Director shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated Directors of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.8 Vacation: Paid Time Off. During the Employment Term, the Director shall be entitled to 30 days of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Director shall receive other paid time off in accordance with the Company’s policies for Directors whom are officers as such policies may exist from time to time and as required by applicable law.

4.9 Business Expenses. The Director shall be provided with a Company debit card and be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Director in connection with the performance of the Director’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.10 Legal Fees Incurred in Negotiating the Agreement. The Company shall pay, or the Director shall be reimbursed for the Director’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $10,000, provided that any such payment shall be made on or before December 15 of the calendar year immediately following the Effective Date.

4.11 Indemnification. The Company shall indemnify and hold the Director harmless to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Director’s capacity as an officer, director, or employee of the Company.

4.12 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Director. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5 Termination of Employment. The Employment Term and the Director’s employment hereunder may be terminated by either the Company or the Director at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days advance written notice of any termination of the Director’s employment. Upon termination of the Director’s employment during the Employment Term, the Director shall be entitled to the compensation and benefits described in this Section and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.3 Non-Renewal by the Director. For Cause or Without Good Reason.

5.3.1 The Director’s employment hereunder may be terminated upon the Director’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Director without Good Reason and the Director shall be entitled to receive:

5.3.1.1 any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid within one (1) week following the date of the Director’s termination;

5.3.1.2 reimbursement of any outstanding business expenses properly incurred by the Director, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

5.3.1.3 such employee benefits (including equity compensation), if any, to which the Director may be entitled under the Company’s employee benefit plans as of the date of the Director’s termination; provided that, in no event shall the Director be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Sections 5.l(a)(i) through 5.l(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

5.3.2 For purposes of this Agreement, “Cause” shall mean:

5.3.2.1 the Director’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

5.3.2.2 the Director’s embezzlement, misappropriation, or fraud, whether or not related to the Director’s employment with the Company;

5.3.2.3 the Director’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

5.3.2.4 the Director’s material breach of any material obligation under this Agreement or any other written agreement between the Director and the Company.

For purposes of this provision, none of the Director’s acts or failures to act shall be considered “willful” unless the Director acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Director’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Director shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

5.3.3 For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Director’s prior written consent:

5.3.3.1 any material breach by the Company of any material provision of this Agreement; or

5.3.3.2 the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

5.3.4 To terminate his employment for Good Reason, the Director must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Director does not terminate his employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Director will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.4 Non-Renewal by the Company. Without Cause or for Good Reason. The Employment Term and the Director’s employment hereunder may be terminated by the Director for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Director shall be entitled to receive the Accrued Amounts and subject to the Director’s compliance with Section 5.l(d) of this Agreement and the agreements referenced therein and his execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Director shall be entitled to receive the following:

5.4.1 a lump sum payment in an amount equal to two years of base salary;

5.4.2 a payment equal to the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days the Director was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated Directors, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year that includes the date of the Director’s termination;

5.4.3 If the Director timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Director for the monthly COBRA premium paid by the Director for himself and his dependents. Such reimbursement shall be paid to the Director on the first of the month immediately following the month in which the Director timely remits the premium payment. The Director shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen- month anniversary of the date of the Director’s termination; (ii) the date the Director is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Director receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2 would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”) or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.21 in a manner as is necessary to comply with the ACA.

5.5 Death or Disability.

5.5.1 The Director’s employment hereunder shall terminate automatically upon the Director’s death during the Employment Term, and the Company may terminate the Director’s employment on account of the Director’s Disability.

5.5.2 If the Director’s employment is terminated during the Employment Term on account of the Director’s death or Disability, the Director (or the Director’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

5.5.2.1 the Accrued Amounts; and

5.5.2.2 a lump sum payment equal to the Pro-Rata Bonus, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated Directors, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year that includes the date of the Director’s termination.

Notwithstanding any other provision contained herein, all payments made in connection with the Director’s Disability shall be provided in a manner which is consistent with federal and state law.

5.5.3 For purposes of this Agreement, “Disability” shall mean the Director is entitled to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the Director’s Disability as to which the Director and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Director and the Company. The determination of Disability made in writing to the Company and the Director shall be final and conclusive for all purposes of this Agreement.

5.6 Notice of Termination. Any termination of the Director’s employment hereunder by the Company or by the Director during the Employment Term (other than termination pursuant to Section 5.3 on account of the Director’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with this Agreement. The Notice of Termination shall specify:

5.6.1 the termination provision of this Agreement relied upon;

5.6.2 to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Director’s employment under the provision so indicated; and

5.6.3 the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Director’s employment without Cause, or no less than 90 days following the date on which the Notice of Termination is delivered if the Director terminates his employment with or without Good Reason.

6 Confidential Information and Restrictive Covenants. As a condition of the Director’s employment with the Company, the Director shall enter into and abide by the Company’s Employee Non-Compete Agreement.

7 Governing Law. Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8 Entire Agreement. Unless specifically provided herein, this Agreement, together with the Employee Non-Compete Agreement, contains all of the understandings and representations between the Director and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

9 Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Director and by the Compensation Committee of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10 Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11 Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13 Nonqualified Deferred Compensation under Section 409A.

13.3 General Compliance. This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Director on account of non-compliance with Section 409A.

13.4 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Director in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Director is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Director’s termination or, if earlier, on the Director’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Director in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.5 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

13.5.1 the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

13.5.2 any reimbursement of an eligible expense shall be paid to the Director on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

13.5.3 any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

14 Successors and Assigns. This Agreement is personal to the Director and shall not be assigned by the Director. Any purported assignment by the Director shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15 Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

315 Montgomery Street,

San Francisco, CA 94104

If to the Director:

16 Representations of the Director. The Director represents and warrants to the Company that:

The Director’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Director’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

17 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18 Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19 Acknowledgement of Full Understanding. THE DIRECTOR ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE DIRECTOR ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QUALITY INDUSTRIAL CORP.

/s/ John Paul Backwell
Name:	John Paul Backwell
Title:	Chief Executive Officer

THE DIRECTOR

/s/ Nicolas Link
Nicolas Link
Title:	Chairman of the Board of Directors